13

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT  AGREEMENT  (this  "Agreement"),   dated  March  24,  1997  (the
"Commencement Date"), between SALANT CORPORATION, a Delaware corporation, (the "Corporation") and Jerald S. Politzer (the "Employee"). WHEREAS, the Employee and the Corporation desire to enter into an agreement of employment between them. NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: Section 1. Nature of Employee's Services . The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation as the senior executive officer of the Corporation, having the title, Chief Executive Officer of the Corporation. On the Commencement Date, the Employee shall be elected to the Board of Directors of the Corporation (the "Board of Directors") for a three year term. Upon the termination of his employment under this Agreement, the Employee agrees to resign from the Board of Directors. The Employee shall perform such services and duties as shall be assigned to him or delegated to him from time to time by the Board of Directors or the Executive Committee of the Board of Directors during the Employment Period (as hereinafter defined) provided, however, that such duties shall be consistent with those customarily performed by the senior executive officer of other entities doing business in the industries in which the Corporation is primarily engaged. The Employee's duties shall include, without additional compensation, the performance of similar services for any subsidiaries of the Corporation. The Employee agrees that, except as otherwise provided herein, he shall devote substantially all of his business time, attention and energy to the business of the Corporation and its subsidiaries in the advancement of the best interests of the Corporation and its subsidiaries. The Employee will perform his duties hereunder principally in the New York metropolitan area. During the Employment Period it shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees or otherwise engage in charitable activities and community affairs, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not materially interfere with the performance of Employee's responsibilities as an employee of the Corporation in accordance with this Agreement. Section 2. Term of Employment
 . The term of Employee's employment under this Agreement shall commence on April 1, 1997 and end on March 31, 2000 (the "Employment Period"). The Employment Period shall be automatically renewed for successive one-year terms (the "Renewal Terms") on the same terms set forth herein (except salary which shall be at the annual rate for the third Employment Year) unless at least 180 days prior to the expiration of the original Employment Period or any Renewal Term, either Party notifies the other Party in writing that he or it is electing to terminate this Agreement at the expiration of the then current Employment Period. "Employment Period" shall mean the original Employment Period (i.e. April 1, 1997 to March 31, 2000) and all Renewal Terms. In the event that this Agreement is not renewed because the Corporation has given the 180-day notice prescribed in the preceding paragraph on or before the expiration of the original Employment Period or any Renewal Term, such non-renewal shall be treated as a termination following non-renewal pursuant to Section 6 (f) below.
Section 3. Annual Compensation . Subject to the terms hereof, the Corporation agrees to pay to the Employee, subject to all applicable laws and requirements, including, without limitation, laws with respect to withholding of federal, state or local taxes, the annual compensation set forth below. (a) Salary. As annual salary for the services to be rendered by the Employee the Corporation shall pay a salary at the rate of $650,000 per annum for the first twelve month period of the Employment Period, $700,000 for the second twelve month period of the Employment Period and $750,000 for the third twelve month period of the Employment Period (each such twelve month period being hereafter referred to as an "Employment Year") payable in equal bi-weekly installments during the Employment Period (the "Salary"). (b) Incentive Compensation. Employee shall be entitled to receive a bonus (the "Bonus") in accordance with the schedule annexed hereto as Exhibit 1 comparing the Corporation's performance during each fiscal year which ends within a particular Employment Year, to operating targets for each such fiscal year. Each bonus shall be paid by the Corporation to the Employee within ninety (90) days after the end of the fiscal year to which such bonus relates. For the 1997 Fiscal Year, and no other Fiscal Year thereafter, the Employee shall receive as a minimum bonus the amount provided in paragraph
(a) of Exhibit 1. If the employment of the Employee is terminated or if the Employment Period terminates on a day other than the last day of a fiscal year, the bonus amount payable with respect to such fiscal year shall be the amount to which the Employee would have been entitled had his employment continued for all of that fiscal year, prorated by the proportion that the number of months of employment completed by the Employee during that fiscal year bears to twelve
(12). Notwithstanding anything contained herein to the contrary, no bonus shall be payable to the Employee (i) if the Employment Period is terminated pursuant to Section 6(c) or (ii) if the Employee terminates the Employment Period other than pursuant to Section 6(e). Section 4. Employee Benefit Plans . The Employee shall, during the Employment Period, be eligible to participate in and receive benefits under and in accordance with the provisions of any pension plan, welfare plan or other similar plan or policy of the Corporation maintained for the benefit of the Corporation's senior level executives or its employees generally (together, the "Benefit Plans"). In the event any new Benefit Plan is established which is in addition to, and not an alternative to, any existing Benefit Plan, the Employee shall also be entitled to participate in such Benefit Plan to the extent permitted by the terms thereof. The Corporation shall have the right, however, to make changes in Benefit Plans applicable to its senior executives or employees generally and the Employee agrees that such changes shall also be applicable to the Employee. A list of the existing Benefit Plans
is  annexed  hereto  as  Exhibit  2.  Section  5.  Expenses:   Apartment;  Other
Perquisites. (a) Subject to compliance by the Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Corporation, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder in the furtherance of the business of the Corporation and its subsidiaries, and the Corporation shall reimburse the Employee for all such reasonable expenses. (b) In order to enable the Employee to devote additional time to his duties hereunder, the Corporation also agrees to  reimburse  the Employee  during the  Employment  Period,  up to a maximum of
$3,000 per month (the "NYC Amount") for the reasonable expenses actually incurred by the Employee in either (i) renting in his own name and occupying an apartment in New York City or (ii) staying a hotel in New York City. (c) The Corporation shall pay all reasonable legal expenses, up to $10,000 incurred by Employee in connection with the negotiation of this Agreement. (d) During the Employment Period, the Corporation will provide the Employee with an automobile allowance in the amount of $680 per month, payable with the first pay period of each month. Section 6. Termination. (a) Definition of the Termination Date The "Termination Date" shall be the date which is earlier of (i) the last day of the Employment Period, (ii) the effective date of termination of employment as set forth in the notice which Corporation delivers to the Employee indicating that the Employee's employment hereunder is terminated, or (iii) the date on which Employee delivers written notice to the Corporation that he is terminating his employment hereunder. (b) Termination Due to Death or Disability. In the event the Employee's employment is terminated due to his death or Disability (as hereinafter defined), he, his estate or his beneficiaries, as the case may be shall be entitled to: (i) Salary through the date of death or disability and any Bonus for any Fiscal Year earned but not yet paid; (ii) pro-rated Bonus through the date of death or Disability, payable in accordance with Section 3(b), provided that if the death or Disability occurs in the first Employment Year, the full amount of the minimum Bonus shall be paid promptly after his death or, in the case of Disability, promptly after his termination, with any additional amount due paid in accordance with Section 3(b); (iii) in the case of death only, a lump sum payment equal to three months Salary at the annual rate in effect at the date of death, paid promptly after his death; (iv) the right to exercise all stock options granted to Employee at the time of his death or Disability (whether or not then vested) for a period of one year following such event or for the remainder of the exercise period, if shorter; (vi) any amounts earned, accrued or owing to the Employee but not yet paid under Sections 4 or 5;
(vii) the right to receive all applicable benefits pursuant to the Corporation's Employee Long Term Disability Coverage plan (the "Plan") as if he were fully covered thereunder, provided however, if the Employee is precluded from receiving such benefits (e.g. due to the fact that he is no longer employed by the Corporation), the Corporation shall pay to Employee cash payments equal, on an after-tax basis, to the amount of benefits he would have received had he continued to be eligible to participate in the Plan; and (viii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Corporation. For purposes of this Agreement, "Disability" shall mean any physical or mental illness which as a result thereof, the Employee is unable to discharge his duties for a period of six (6) consecutive months or for a total of 180 days during any twelve month period. (c) Termination by the Corporation for Cause . (i) "Cause" shall mean: (A) the Employee is convicted of a felony or engages in conduct which is determined by a court to constitute an act involving moral turpitude; or (B) the Employee engages in conduct that constitutes (i) willful gross neglect, (ii) willful gross misconduct in carrying out his duties under this Agreement or (iii) a violation of the Company's Code of Conduct, resulting, in each case, in material harm to the financial condition or reputation of the Corporation. (iii) In the event the Corporation terminates the Employee's employment for Cause he shall be entitled to: (A) Salary through the Termination Date; (B) any amounts earned, accrued or owing to the Employee but not yet paid under Sections 4 or 5; and (C) other or additional benefits then due or earned in accordance with applicable plans or programs of the Corporation. (d) Termination by the Corporation Without Cause . In the event the Employee's employment is terminated by the Corporation without Cause (which termination shall be effective as of the date specified by the Corporation in a written notice to the Employee), other than due to death or Disability the Employee shall be entitled to and his sole remedies under this Agreement shall be: (i) Salary through the Termination Date; (ii) Salary, at the annualized rate in effect on the Termination Date for a period which is the longer of twelve
(12) months following such termination or the balance of the then existing Employment Period (the "Severance Period"); (iii) pro-rated Bonus for the Fiscal Year in which termination occurs, payable in accordance with Section 3(b), and any Bonus for any Fiscal Year earned, but not yet paid, including, without limitation, the entire minimum Bonus for the first year of the Employment Period, payable in a lump sum within fifteen (15) days after the Termination Date; (iv) the right to exercise any stock option held by the Employee at the Termination Date (whether or not then vested), such option to remain exercisable for six (6) months after the Termination Date, or for the remainder of the exercise period, if shorter; (v) Any amounts earned, accrued, or owing to the
Employee  but  not  yet  paid  under   Sections  4  or  5;  and  (vi)  continued
participation in all medical, dental, health and life insurance plans and in other employee benefit plans or programs at the same benefit level at which he was participating on the Termination Date until the earlier of: (A) the end of the Severance Period; or (B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such
coverage  and  benefits  to  be   determined  on  a   coverage-by-coverage,   or
benefit-by-benefit, basis); provided that if the Employee is precluded from continuing his participation in any benefit plan or program as provided in this clause (vi) of this Section 6(d) as a matter of law or in the case of life insurance, as a result of the requirements of such benefit plan or program, the Corporation shall have no obligation to continue to provide such benefits; and
(vii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Corporation. "Termination Without Cause" shall mean the Employee's employment is terminated by the Company for any reason other than death, Disability or Cause (as defined in Section 6 (c)). (e) Termination by Employee for Good Reason . The Employee shall have the right to terminate the Employment Period for "good reason" (as hereinafter defined), provided that the Employee shall have given the Corporation written notice of the Employee's decision to terminate his employment (specifying the alleged "good reason" in reasonable detail) and, if it is possible to cure, the Corporation shall not have cured the same within sixty (60) days after receipt of such notice, or, if cure cannot be fully accomplished within sixty (60) days, the Corporation shall not have commenced cure within sixty (60) days after receipt of such notice and cured the alleged "good reason" as soon as possible thereafter. For purposes of the foregoing, "good reason" shall mean (i) the assignment to the Employee of duties inconsistent with, or the diminution of, the Employee's positions, titles, offices, duties, responsibilities or status with the Corporation as its most senior executive officer, or a change without good cause in the Employee's reporting responsibilities, or any removal of the Employee from, or any failure to elect the Employee to any positions, titles or offices specified in this Agreement and held by the Employee, (ii) a reduction in the Employee's Salary, (iii) a material reduction in the Employee's benefits or perquisites (other than a reduction pursuant to the second to last sentence of Section 4 hereof); or (iv) a requirement that Employee change his place of principal employment to a location other than the metropolitan New York area. In the event that the Employment Period is terminated by the Employee for "good reason", the Employee shall be entitled to, and his sole remedies shall be, the same benefits provided for in Section 6(d) "Termination by the Corporation Without Cause". (f) Termination following Non-renewal. In the event that the Corporation notifies the Employee in writing at least 180 days prior to the expiration of the original Employment Period or any Renewal Term that it is electing to terminate this Agreement at the expiration of the then current Employment Period and the Employee's employment terminates upon such expiration, whether at the Corporation's initiative or the Employee's initiative, the Employee shall be entitled to: (i) Salary through the Termination Date; (ii) Salary, at the annualized rate in effect on the Termination Date for a period of six (6) months following the Termination Date (the "Non-renewal Severance Period"); (iii) pro-rated Bonus for the Fiscal Year in which termination occurs payable in accordance with Section 3(b) and any Bonus for any Fiscal Year earned but not yet paid, payable in a lump sum within fifteen (15) days after the Termination Date; (iv) the right to exercise any stock option held by the Employee at the date of his termination, to the extent vested at such date, during the Non-renewal Severance Period and for sixty (60) days thereafter, or for the remainder of the exercise period, if shorter; (v) any amounts earned, accrued or owing to the Executive but not yet paid under Sections 4 or 5; and
(vi) continued participation in all medical dental health and life insurance plans at the same benefit level at which he was participating on the Termination Date until the earlier of: (A) the end of the Non-renewal Severance Period; or
(B) the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by benefit, basis); provided that if the Employee is precluded from continuing his participation in any benefit plan or program as provided in this clause (vi) of this Section 6(f), as a matter of law or in the case of life insurance, as a result of the requirements of such benefit plan or program, the Corporation shall have no obligation to continue to provide such benefits; and (vii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Corporation. (g) Voluntary Termination. In the event of a termination of employment by the Employee on his own initiative, other than a termination due to death, Disability or Good Reason, the Employee shall have the same entitlement as provided in Section 6 (c) above for a termination for Cause. (i) Condition to Receipt of Severance Payments. The Employee hereby acknowledges that the "Severance Payment" (as hereinafter defined) is greater than the amount provided by the Corporation's normal severance policy and is being offered to
the  Employee  in  reliance  upon  the  Employee's   agreement  to  release  the
Corporation from any liability and to waive any claims the Employee may have against the Corporation, including, without limitation, any claims relating to the Employment or separation from employment. Notwithstanding anything to the contrary contained herein, nothing shall impair the Employee's (i) right to enforce the obligations of the Corporation as set forth in this Agreement, or
(ii) right to seek indemnification or contribution from the Corporation in the event the Employee is the subject of any third-party claim arising out of or relating to any act or omission by the Employee during the course of his employment by the Corporation, to the extent such right would have otherwise existed. For purposes of this Agreement, Severance Payment shall mean any amount paid to the Employee during a Severance Period or a Non-renewal Severance Period, as the case may be. Section 7. Covenant Not to Compete . The Employee covenants and agrees that he will not, at any time during the Restriction Period (as defined below), whether as owner, principal, agent, partner, director, officer, employee, independent contractor, consultant, shareholder, licensor or otherwise, alone or in association with any other person, either directly or indirectly , carry on, be engaged or take part in, render services to own, or share in the earnings of, or invest in the stocks, bonds or other securities of, or be interested in any way in any business competing with, or similar to, the business in which the Corporation, or any of its subsidiaries are primarily engaged, including, without limitation, any retail customer of the Corporation that accounts for 5% or more of the Company's net sales on an annualized basis, without the written consent of the Board of Directors, provided that the Employee may hold a passive investment in a business which is competitive with or similar to any of the businesses of the Corporation if the investment is in securities which are listed on a national securities exchange and the investment in any class of securities does not exceed 1% of the outstanding shares of such class or 1% of the aggregate outstanding principal amount of such class, as the case may be. In addition, for one year after the end of the Restriction Period, the Employee covenants and agrees that he will not, directly or indirectly, hire any person who is employed by the Corporation on the Termination Date whose annual salary on such date is equal to or greater than $100,000, or solicit, induce, entice or hire any such person to leave the employment of the Corporation. For purposes of this Section 7, the "Restriction Period" shall mean the period beginning with April 1, 1997 and ending on the last day of either (i) the Employment Period (determined without giving effect to any termination of employment), (ii) the Severance Period or (iii) the Non-renewal Severance Period, whichever is longer. Section 8. Non-Disclosure Covenant . The Employee further agrees that during the Employment Period and thereafter without limit, he will not, either directly or indirectly, communicate or divulge to any person, firm or corporation other than the Corporation and its subsidiaries, any information (except that which is generally known to the public) relating to the business, customers and suppliers, or other affairs of the Corporation or its subsidiaries ("Confidential Information") except (a) for the purpose of, or in connection with, the advancement of the business of the Corporation, or (b) in the event that the Employee is required (by oral questions, interrogatories requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose Confidential Information, and the Employee is compelled to disclose such Confidential Information or else stand liable for contempt or suffer other censure, penalty or violation in a court proceeding. In
the  event  that  the  Employee  is  required  to  disclose  such   Confidential
Information in the circumstances described in clause (b) above, the Employee will, to the extent legally permissible either (i) give the Corporation at least ten days' written notice (or shorter, but prompt, notice to the extent the Employee is required to respond to legal process in fewer than ten days ) so that the Corporation may seek an appropriate protective order, or (ii) make such disclosure to a court under seal. The provisions of this Section 8, shall not be applicable to information which (i) was at the time of the disclosure by the Corporation to the Employee, in the public domain; (ii) has subsequent, to the disclosure by the Corporation, become part of the public domain, through no fault, act or omission of the Employee, directly or indirectly, in violation of such obligation; (iii) was, at the time of the disclosure by the Corporation to the Employee, in the Employee's possession and was not otherwise, directly or indirectly acquired from the Corporation; (iv) was received by the Employee from any third party, provided that such information was not obtained by said third party from the Corporation improperly, directly or indirectly, and was not improperly disclosed by the third party. Section 9. Indemnification . On the same terms and conditions applicable to other directors and officers of the Corporation, the Corporation shall continue to indemnify the Employee against all liability and loss with respect to any threatened, pending or completed
action,  suit  or  proceeding,   whether  civil,  criminal,   administrative  or
investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries or Affiliates (as hereinafter defined), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding any other provision of this Agreement, the Corporation's obligation to indemnify the Employee shall survive the expiration of this Agreement, provided that in the event that the Employee is terminated pursuant to Section 6(c) of this Agreement, the Corporation shall have no obligation to indemnify the Employee under this Section 9 against any liability, loss or expense arising from conduct that constitutes grounds for the Corporation to terminate the Employment Period pursuant to Section 6(c) of this Agreement. Section 10. Stock Options. Upon the Commencement Date, the Corporation shall grant to the Employee non-qualified Stock Options (the "Stock Options") representing the right to purchase 400,000 shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), pursuant to the Corporation's 1996 Stock Plan. The exercise price for the Stock Options will be the market price of the Common Stock on the
Commencement Date. Stock Options representing the right to purchase 100,000 shares of common stock will vest upon each of the first two anniversaries of the grant date for the Stock Options, and Stock Options representing the right to purchase 200,000 shares of Common Stock will vest on the third anniversary of the grant date. The Stock Options shall be subject to the terms and conditions set forth in the Corporation's 1996 Stock Plan and an agreement or agreements to be entered into, pursuant to such plan (the "Stock Option Agreements"), between
the  Corporation  and  the  Employee,   provided  however,  there  shall  be  no
restrictions on any Common Stock acquired by Employee by exercise of any options granted by the Corporation, except for those restrictions pursuant to applicable law. Notwithstanding anything contained herein or in the Stock Option Agreements to the contrary, all Stock Options outstanding shall immediately vest upon a "Change of Control" (as hereinafter defined). During the Employment Period, Employee shall also receive such additional options as the Board deems appropriate in its sole discretion. Section 11. Vacations . The Employee shall be entitled to paid vacations in accordance with the policies of the Corporation in effect from time to time, but not less than four weeks in any of the Fiscal Years during which the Employee is employed. To the extent the Employee does not use the full vacation period during a Fiscal Year the unused balance shall accrue and be carried over into subsequent Fiscal Years; provided, however, that no more than an aggregate of two weeks of unused vacation time may be carried forward from one Fiscal Year to the next Fiscal Year. Section 12. Legal Expenses. The Corporation shall pay all legal fees and related expenses incurred by the Employee as a result of (i) the Employee's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination to employment) if the Corporation has been found to be in breach of its obligations hereunder or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement, if the Employee prevails against the Corporation in any proceeding in which rights hereunder are contested. Section 13. Successors and Assigns . In the event that the Corporation shall at any time be merged or consolidated with any other corporation or shall sell or otherwise transfer substantially all of its assets or business to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of such corporation or entity surviving or resulting from such merger or consolidation or to which such assets or business shall be so sold or transferred; provided, however, that nothing contained in this Section 13 shall in any way limit, or be construed to limit, the obligations to the Employee under this Agreement or the obligations of the Corporation or the Corporation's successors or assigns. This Agreement shall not be assignable by the Employee. Section 14. Notice. Any notice or other communication which is required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopy or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to such party at the address shown below:

                                   If to the Corporation, care of the following:

                               Salant Corporation
                           1114 Avenue of the Americas
                             New York New York 10036
                           Attention: Todd Kahn, Esq.

                                    If to the Employee, then to the following:

                               Jerald S. Politzer
                             c/o Salant Corporation
                           1114 Avenue of the Americas
                            New York, New York 10036

                                With a copy to :
                               Peter Alkalay, Esq.
                             McLaughlin & Stern, LLP
                               260 Madison Avenue
                            New York, New York 10016

Each party may, by notice or other party, change the above address.

     Section 15. Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings as to the employment of the Employee. No amendment, waiver, modification or discharge of any of the terms of this Agreement shall be valid unless in writing and signed by the party against which enforcement is sought. Section 16. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof. Section 17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original. Section 18. Governing Law; Resolution of Disputes. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Employee hereby acknowledges that irreparable damage will occur in the event that Sections 7 and 8 of this Agreement are not performed in accordance with their specific terms or are otherwise breached by the Employee. It is accordingly agreed that the Corporation shall be entitled to an injunction or injunctions to prevent breaches or such provisions in any Court of the United States or any states having jurisdiction, this being in addition to any other remedy to which the Corporation may be entitled to at law or in equity. Except in the event the Corporation is attempting to seek injunctive or other equitable relief for a breach by the Employee of Sections 7 and 8 of this Agreement, the parties agree that as a condition precedent to the filing of any claim as set forth below, the parties and their attorneys must attempt to confer at least twice, in person, in an effort to resolve any dispute. Should such
efforts  not  be   successful,   such  dispute  shall  be  resolved  by  binding
arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or litigation, including, without limitation, attorneys' fees. Pending the resolution of any arbitration or court proceeding, the Corporation shall continue payment of all amounts and benefits due the Employee under this Agreement. Section 19. Certain Definitions "Affiliate" shall mean any person, firm, corporation, partnership or other legal entity that, directly or indirectly, controls, is controlled by or is under common control with, the Corporation. "Change of Control" shall mean an event or series of events by which (i) any Person is or becomes the "beneficial owner" (as defined in rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or after the passage of time), directly or indirectly, of a majority of the aggregate Voting Stock of the Corporation; or (ii) the Corporation consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any Person consolidates with or merges into the Corporation, in either event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is changed into or exchanged for cash, securities or other properties, other than any such transaction where the holders of the Voting Stock of the Corporation immediately prior to such transaction own, directly or indirectly, immediately after such transaction Voting Stock of such surviving corporation entitling them to not less than 50% of the aggregate voting power of all Voting Stock of such surviving corporation. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur if the Person described in clause
(i) or (ii) is Apollo Apparel Partners, L.P. or is an Affiliate of Apollo Apparel Partners, L.P. "Voting Stock" shall mean securities of any class or classes (or equivalent interests) of any entity, if the holders of the securities of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or natural persons or entities performing similar functions) of such entity, even though the right to so vote has been suspended by the happening of such a contingency. "Control" shall mean the power to direct the affairs of any person, firm, corporation, partnership or other legal entity by reason of ownership of voting stock, by contract or otherwise. "Person" shall mean any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity, or any group of Persons acting in concert. IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

                    SALANT CORPORATION

                   By:_____________________ Date_______, 1997
                    Todd Kahn
                    Vice President,
                   Secretary and General Counsel


                  ________________________Date_____., 1997
                  Jerry S. Politzer

                                    EXHIBIT 1

                         INCENTIVE COMPENSATION SCHEDULE


         (a) If the Corporation's "Pre-tax Income", as shown on its audited financial statements for any Fiscal year during the Employment Period ("Actual Annual Pre-tax Income"), is equal to or greater than 100% of the amount of Pre-tax Income provided for in the Corporation's annual business plan for that Fiscal Year ("Planned Annual Pre-tax Income"), the Employee shall receive a cash bonus equal to 100% of his annual Salary at the end of the applicable Fiscal year ("Annual Salary").

         (b) If Actual Annual Pre-tax Income is equal to or greater than 90% and less than 100% of Planned Annual Pre-tax Income, the Employee shall receive a cash bonus equal to 50% of his Annual Salary.

         (c) If Actual Annual Pre-tax Income exceeds 100% of Planned Annual Pre-tax Income, then in addition to the bonus specified in paragraph (a) above, the Employee shall receive additional cash bonuses, each equal to 1% of his Annual Salary, for each full 1% increment (after rounding to the nearest 1/100th of a percent) by which Actual Annual Pre-tax Income exceeds 100% of Planned Annual Pre-tax Income.

         (d) The following principles shall apply in calculating the "Pre-tax Income" which term shall mean the aggregate income of the Corporation before provisions for all Federal, State and local income taxes thereon. In calculating such "Pre-tax Income", all items of income and deductions shall be determined in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to the provisions of the following subparagraphs:

                           (i) There shall be excluded from income: all extraordinary items of income such as gains and losses on the sale of fixed assets or intangible assets; all insurance recoveries other than for business interruption; non-recurring gains or losses including, without limitation, gains or losses on the termination of any employee benefit plans or gains or losses realized on the sale quota.
                           (ii) Deductions from income shall include all interest expenses, fixed charges and reasonable provisions for depreciation,amortization and obsolescence, inventory write-offs and the salary and bonus payable to all of the employees of the Corporation and the Employee hereunder.

                           (iii) The amount of "Planned  Annual Pre-tax  Income"
                  for each Fiscal Year shall be determined by the Corporation's Board of Directors.

                                    EXHIBIT 2

                         EXISTING EMPLOYEE BENEFIT PLANS